Exhibit 10.1
AMENDMENT NUMBER ONE
TO THE
GOODRICH CORPORATION PENSION BENEFIT RESTORATION PLAN
(As Amended and Restated as of January 1, 2002)
     THIS AMENDMENT is made this 29th day of May, 2007, by Goodrich Corporation (hereinafter referred to as the “Company”);
WITNESSETH
     WHEREAS, the Company maintains the Goodrich Corporation Pension Benefit Restoration, as amended and restated, effective January 1, 2002 (hereinafter referred to as the “Plan”); and
     WHEREAS, pursuant to Section 5.1 of the Plan, the Company has retained the right to amend the Plan from time to time.
     NOW, THEREFORE, the Company hereby amends the Plan as follows:
I.
     Effective May 29, 2007, Section 3.3 of the Plan shall be renumbered as Section 3.4.
II.
     Effective May 29, 2007, a new Section 3.3 shall be added to the Plan and shall read as follows:
3.3	Notwithstanding the provisions contained in Sections 3.1 and 3.2, if the sum of (i) an Eligible Employee’s Supplemental Pension Benefit and (ii) all interests of such Eligible Employee under all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2), is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) on the date payments are to commence, the Supplement Pension Benefit shall be paid to the Eligible Employee in a single lump sum payment. However, the single lump sum payment must result in the termination and liquidation of the Eligible Employee’s entire interest under this Plan and under all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).

III.
     Effective May 29, 2007, Section 4.4 shall be added to the Plan and shall read as follows:
4.4	Notwithstanding the provisions contained in Article IV, if an Eligible Employee dies prior to retirement and the sum of (i) the benefits payable to the Eligible Employee’s surviving spouse under Article IV and (ii) all interests of such Eligible Employee’s surviving spouse under all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2), is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) on the date payments are to commence, then such benefits under Article IV shall be paid to the Eligible Employee’s surviving spouse in a single lump sum payment. However, the single lump sum payment must result in the termination and liquidation of the Eligible Employee’s entire interest under this Plan and under all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment to be executed as of the day and year first above written.

GOODRICH CORPORATION
By:
Title: